1700 South Patterson Boulevard Dayton, OH 45479
NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on April 26, 2007

NCR Announces 2007 First-Quarter Results

•	Solid revenue growth of 5 percent drives better-than-expected operating results

•	NCR reports GAAP EPS of $0.19 per share, including $0.22 of special costs

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported revenue of $1.35 billion for the quarter ended March 31, 2007. The 5 percent increase in revenue from the first quarter of 2006 included 2 percentage points of benefit from currency fluctuations.

NCR reported first-quarter net income of $34 million, or $0.19 per diluted share, which compares to $41 million of net income, or $0.22 per diluted share, generated in the first quarter of 2006. Results for the first quarter of 2007 included $46 million of costs related to NCR’s previously announced manufacturing realignment, as well as approximately $2 million of costs associated with the anticipated spin off of the company’s Teradata Data Warehousing business later in 2007. These costs equaled $0.22 per share.(1) Results for the first quarter of 2006 included $9 million of incremental pension expense associated with an early retirement program, or $0.04 per share.(1)

“NCR’s Financial Self Service and Customer Service businesses were standouts in what is historically our seasonally weak quarter, with the improved sales and profitability of both units driving a solid first-quarter performance. Teradata delivered as expected and its outlook remains encouraging,” said Bill Nuti, president and chief executive officer of NCR.

“As illustrated by these results, our market-leading technologies should continue to drive future performance for Teradata and NCR once we complete the strategic separation of the company and begin operations as two independent public companies.”

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Update on Strategic Separation of Teradata and NCR

In January 2007, NCR announced its intention to separate into two independent, publicly traded companies through the spin off of the company’s Teradata Data Warehousing business to NCR’s shareholders. This strategic separation is expected to enable the two publicly traded companies, both leaders in their respective markets, to gain a sharper focus on their respective business strategies, distinct customer bases and operational needs.

During the first quarter of 2007, NCR began implementing its plan to complete the eventual spin off of the Teradata Data Warehousing business. The company has requested a favorable tax ruling from the Internal Revenue Service regarding the proposed tax-free distribution of NCR’s wholly owned subsidiary that will own the assets and liabilities associated with the Teradata Data Warehousing business. In addition, NCR anticipates that it will file its initial registration statement, or Form 10, with respect to the spin off with the Securities and Exchange Commission (SEC) in the second quarter of 2007, both important milestones in completing the strategic separation as currently anticipated by the end of the third quarter of 2007.

Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported first-quarter revenue of $358 million, a 10 percent increase from the first quarter of 2006. The year-over-year revenue comparison included 2 percentage points of benefit from currency translation.

First-quarter operating income of $65 million was slightly lower than the $67 million reported in the first quarter of 2006. Although Teradata drove higher revenue in the first quarter of 2007, the year-over-year operating income comparison was affected by an unfavorable revenue mix comparison, increased investment in sales and demand-creation resources, as well as an increased legal reserve related to a 2002 matter in China. The first quarter of 2007 included a higher-than-usual mix of hardware revenues, while the first quarter of 2006 included a higher-than-usual mix of software revenue.

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Financial Self Service (ATMs)

The Financial Self Service segment generated first-quarter revenue of $312 million, a 20 percent increase from the first quarter of 2006. The first-quarter year-over-year revenue comparison included 4 percentage points of benefit from currency translation. Strong revenue growth in Europe and Asia outpaced a revenue decline in the Americas region and led to the year-over-year revenue increase.

Operating income of $28 million improved from $13 million reported in the first quarter of 2006. Higher revenue significantly outpaced the cost of operating two manufacturing facilities in Europe as NCR initiated its manufacturing realignment in the first quarter of 2007.

Retail Store Automation

Retail Store Automation reported revenue of $155 million, down 10 percent from the first quarter of 2006. The year-over-year revenue comparison included 2 percentage points of benefit from currency translation. Although Retail Store Automation’s revenue mix continues to improve, with a higher mix of self-service technologies, the timing of both traditional point-of-sale (POS) and self-service transactions resulted in lower revenue and profitability in the seasonally weak first quarter. Operating loss of $10 million increased from a $7 million operating loss in the first quarter of 2006.

Customer Services

Customer Services revenue of $437 million increased 4 percent from the $419 million recorded in the first quarter of 2006. The first-quarter year-over-year revenue comparison included a 2 percentage point benefit from currency translation. NCR continues to be successful in increasing the mix of revenues from the service of NCR-branded products while reducing lower-margin revenues associated with servicing third-party products. Revenues from the maintenance of ATMs increased 10 percent in the first quarter, while revenues from the maintenance of third-party products declined by 8 percent.

Operating income improved to $28 million from $20 million generated in the first quarter of 2006. The year-over-year comparison benefited from higher revenues, the improving revenue mix and continued emphasis on cost reduction.

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Other Items

As stated earlier, NCR incurred approximately $46 million of costs associated with the realignment of its manufacturing facilities. These costs primarily included severance and other benefits related to the realignment. Additionally, the company incurred approximately $2 million of legal and consulting costs associated with the proposed strategic separation of the Teradata Data Warehousing business from NCR.

Included in the results was $3 million of Other Income, consistent with the $3 million of Other Income reported in the first quarter of 2006.

NCR’s tax rate in the first quarter of 2007 was 24 percent versus 18 percent in the year-ago period. The year-over-year difference in tax rates was driven by profit and losses by country in the seasonally weak first quarter.

Cash Flow

For the first quarter, NCR generated $151 million of cash from operations, a $139 million increase from the prior-year period, driven by an improvement in working capital and the timing of 2006 year-end transactions. Capital expenditures in the first quarter of 2007 increased to $53 million, compared to $35 million of capital expenditures in the year-ago period. Capital spending increased due to planned manufacturing and real estate initiatives and increased investment in software development. NCR generated $98 million of free cash flow (cash from operations less capital expenditures)(3) in the first quarter of 2007 versus using $23 million of cash in the first quarter of 2006. NCR expects free cash flow in 2007, excluding the cash used in the company’s manufacturing realignment and strategic separation, to increase to approximately $425 million, as a result of higher operating income and the timing of working capital items between 2006 and 2007.

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	For the period ended March 31
	Three Months
	2007	2006
Cash provided by operating activities (GAAP) (3)	$151	$12
Less capital expenditures for:
Expenditures for property, plant and equipment	(29)	(15)
Additions to capitalized software	(24)	(20)

Total capital expenditures	(53)	(35)
Free cash flow (non-GAAP measure) (3)	$98	$(23)

Balance Sheet

NCR ended the first quarter with $1.08 billion in cash and cash equivalents, a $133 million increase from the $947 million balance as of Dec. 31, 2006. As of March 31, 2007, NCR had short- and long-term debt of $307 million, the same as of Dec. 31, 2006.

2007 Outlook

NCR is increasing its 2007 earnings guidance by $0.05. Including the special costs included in the first-quarter results, 2007 GAAP earnings per share are now expected to be $2.28 to $2.38. Excluding these costs included in the first-quarter results, as well as additional costs associated with the manufacturing realignment and the proposed spin off of the Teradata Data Warehousing business anticipated later in the year, earnings are expected to be $2.50 to $2.60 per share.(1)

NCR now expects to generate 3 percent to 4 percent year-over-year revenue growth in 2007.

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	Prior 2007 Guidance	Revised 2007 Guidance
Year-over-year revenue growth:
Total NCR	2 -3%	3 –4%
Teradata Data Warehousing	7 –9%	7 –9%
Financial Self Service (ATMs)	2 –3%	3 –4%
Retail Store Automation	5 –6%	4 –5%
Customer Services	1 -2%	2 –3%
Earnings per share – GAAP		$2.28 - $2.38
Non-GAAP	$2.45 - $2.55	$2.50 - $2.60

2007 First-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (ET) to discuss the company’s first-quarter 2007 results and increased guidance for 2007. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s first-quarter 2007 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,500 people worldwide.

# # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

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Reconciliation of GAAP to Non-GAAP Measures(1)

	Q1 2007 Actual	Q1 2006 Actual	FY 2007 Guidance
Diluted Earnings Per Share (GAAP)	$0.19	$0.22	$2.28-$2.38
Manufacturing realignment charges	(0.21)	—	(0.21)
Strategic separation charges	(0.01)	—	(0.01)
Early retirement-related pension expense	—	(0.04)	—

Adjusted Diluted Earnings Per Share (Non-GAAP)(1)	$0.41	$0.26	$2.50-$2.60

(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $11 million of pension expense in the first quarter of 2007, and $44 million of pension expense in the first quarter of 2006. In addition, the operating segment results for the first quarter of 2007 excluded $48 million of manufacturing realignment and strategic separation costs. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income and certain non-operational items. Schedule B, included in this earnings release, reconciles total Income from operations excluding pension expense/income and certain non-operational items for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the proposed separation of Teradata and NCR’s other businesses, including the ability of each to operate as an independent entity; the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended March 31
	Three Months
	2007	2006
Revenue
Products	$665	$637
Services	681	646

Total revenue	1,346	1,283
Cost of products	476	402
Cost of services	527	529

Total gross margin	343	352
% of Revenue	25.5%	27.4%
Selling, general and administrative expenses	245	245
Research and development expenses	56	60

Income from operations	42	47
% of Revenue	3.1%	3.7%
Interest expense	6	6
Other income, net	(9)	(9)

Total other income, net	(3)	(3)
Income before income taxes	45	50
% of Revenue	3.3%	3.9%
Income tax expense	11	9

Net income	$34	$41

% of Revenue	2.5%	3.2%
Net income per common share
Basic	$0.19	$0.23

Diluted	$0.19	$0.22

Weighted average common shares outstanding
Basic	179.3	181.7
Diluted	182.1	185.0

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2007	2006	% Change
Revenue by segment
Teradata Data Warehousing
Teradata Data Warehousing solution	$272	$247	10%
Teradata Data Warehousing support services	86	79	9%

Total Teradata Data Warehousing	358	326	10%
Financial Self Service (ATMs)	312	259	20%
Retail Store Automation	155	172	(10%)
Customer Services
Customer Service Maintenance:
Financial Self Service	170	155	10%
Retail Store Automation	121	116	4%
Payment & Imaging and Other	30	30	—
Third-Party Products and Exited Businesses	54	59	(8%)

Total Customer Services Maintenance	375	360	4%
Third-Party Product Sales	8	8	—
Professional and installation-related services	54	51	6%

Total Customer Services	437	419	4%
Systemedia	94	101	(7%)
Payment & Imaging and Other	28	39	(28%)
Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(38)	(33)	15%

Total revenue	$1,346	$1,283	5%

Operating income (loss) by segment
Teradata Data Warehousing	$65	$67
Financial Self Service (ATMs)	28	13
Retail Store Automation	(10)	(7)
Customer Services	28	20
Systemedia	2	—
Payment & Imaging and Other	(3)	6
Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(9)	(8)

Subtotal - Segment operating income	101	91
Pension expense	(11)	(44)
Other adjustments (1)	(48)	—

Total income from operations	$42	$47

(1)	Includes manufacturing realignment costs of $46 million and spin-off costs of $2 million.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	March 31 2007	December 31 2006
Assets
Current assets
Cash and cash equivalents	$1,080	$947
Accounts receivable, net	1,324	1,408
Inventories, net	717	677
Other current assets	325	300

Total current assets	3,446	3,332
Property, plant and equipment, net	375	378
Goodwill	150	150
Prepaid pension cost	659	639
Deferred income taxes	372	374
Other assets	402	354

Total assets	$5,404	$5,227

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$1
Accounts payable	493	534
Payroll and benefits liabilities	236	291
Deferred service revenue and customer deposits	590	492
Other current liabilities	501	452

Total current liabilities	1,821	1,770
Long-term debt	306	306
Pension and indemnity plan liabilities	492	481
Postretirement and postemployment benefits liabilities	465	463
Deferred income taxes	31	27
Income tax accruals	166	132
Other liabilities	147	147
Minority interests	18	20

Total liabilities	3,446	3,346
Total stockholders’ equity	1,958	1,881

Total liabilities and stockholders’ equity	$5,404	$5,227

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2007	2006
Operating activities
Net income	$34	$41
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43	39
Stock-based compensation expense	9	7
Excess tax benefit from stock-based compensation	(4)	(8)
Deferred income taxes	10	2
Other adjustments to income, net	(4)	(1)
Changes in assets and liabilities:
Receivables	84	13
Inventories	(40)	(35)
Current payables and accrued expenses	(103)	(117)
Deferred service revenue and customer deposits	99	84
Employee severance and pension	30	21
Other assets and liabilities	(7)	(34)

Net cash provided by operating activities	151	12

Investing activities
Expenditures for property, plant and equipment	(29)	(15)
Proceeds from sales of property, plant and equipment	11	11
Additions to capitalized software	(24)	(20)
Other investing activities, business acquisitions and divestitures, net	—	(15)

Net cash used in investing activities	(42)	(39)

Financing activities
Purchase of Company common stock	—	(88)
Excess tax benefit from stock-based compensation	4	8
Proceeds from employee stock plans	18	40

Net cash provided by (used in) financing activities	22	(40)

Effect of exchange rate changes on cash and cash equivalents	2	3

Increase (decrease) in cash and cash equivalents	133	(64)
Cash and cash equivalents at beginning of period	947	810

Cash and cash equivalents at end of period	$1,080	$746